Exhibit 10.1

AGREEMENT BY AND BETWEEN
Carver Federal Savings Bank
New York, New York
and
The Office of the Comptroller of the Currency
AA-NE-2025-18

Carver Federal Savings Bank, New York, New York (“Bank”) and the Office of the Comptroller of the Currency (“OCC”) wish to assure the safety and soundness of the Bank and its compliance with laws and regulations.
The Comptroller of the Currency (“Comptroller”) has found unsafe or unsound practices, including those relating to strategic planning and earnings performance;
Therefore, the OCC, through the duly authorized representative of the Comptroller, and the Bank, through its duly elected and acting Board of Directors (“Board”), hereby agree that the Bank shall operate at all times in compliance with the following:
ARTICLE I
JURISDICTION

(1) The Bank is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c)(2).
(2) The Bank is a Federal savings association within the meaning of 12 U.S.C. § 1813(q)(1)(C), and is chartered and examined by the OCC. See 12 U.S.C. §§ 1461 et seq., 5412(b)(2)(B).
(3) The OCC is the “appropriate Federal banking agency” as that term is defined in 12 U.S.C. § 1813(q).
ARTICLE II
COMPLIANCE COMMITTEE

(1) Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) members, of which a majority shall be directors who are not employees, officers, or controlling shareholders of the Bank or any of its subsidiaries or affiliates, or any family members of any such person. The Board shall submit in writing to the Assistant Deputy Comptroller the names of the members of the Compliance Committee within ten (10) days of their appointment. In the event of a change of the membership, the Board shall submit in writing to the Assistant Deputy Comptroller within ten (10) days the name of any new or resigning committee member. The Compliance Committee shall monitor and oversee the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall meet at least quarterly and maintain minutes of its meetings.

(2)
Within sixty (60) days of the date of this Agreement, and thereafter within thirty (30) days after the end of each quarter, the Compliance Committee shall submit to the Board a written progress report setting forth in detail:

(a)	a description of the corrective actions needed to achieve compliance with each Article of this Agreement;

(b)	the specific corrective actions undertaken to comply with each Article of this Agreement; and

(c)	the results and status of the corrective actions.

(3) Upon receiving each written progress report, the Board shall forward a copy of the report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of the first Board meeting following the Board’s receipt of such report.
ARTICLE III
STRATEGIC PLAN

(1) By September 30, 2025, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written strategic plan for the Bank, covering at least a three (3) year period (“Strategic Plan”). The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, and product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished, including key financial indicators, risk tolerances, and realistic strategies to improve the overall condition of the Bank;

(c)	a risk profile that evaluates credit, interest rate, liquidity, price, operational, compliance, and strategic risks in relationship to capital;

(d)	an assessment of the Bank’s strengths, weaknesses, opportunities and threats that impact its strategic goals and objectives;

(e)
an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, policies, and procedures for their adequacy and contribution to the accomplishment of the strategic goals and objectives developed under paragraph (1)(b) of this Article;

(f)	a management employment and succession plan designed to promote adequate staffing and continuity of capable management;

(g)	a realistic and comprehensive budget that corresponds to the Strategic Plan’s goals and objectives;

(h)	an action plan to improve and sustain the Bank’s earnings and accomplish identified strategic goals and objectives;

(i)	a financial forecast to include projections for significant balance sheet and income statement accounts and desired financial ratios over the period covered by the Strategic Plan;

(j)	a detailed description and assessment of major capital expenditures required to achieve the goals and objectives of the Strategic Plan;

(k)	an identification and prioritization of initiatives and opportunities, including timeframes that comply with the requirements of this Agreement;

(l)	a description of the Bank’s target market(s), competitive factors in its identified target market(s), and controls systems to mitigate risks in the Bank’s target market(s);

(m)
an identification and assessment of the present and planned product lines (assets and liabilities) and the identification of appropriate risk management systems to identify, measure, monitor, and control risks within the product lines;

(n)	concentration limits commensurate with the Bank’s strategic goals and objectives and risk profile;

(o)	assigned roles, responsibilities, and accountability for the strategic planning process; and

(p)	a description of systems and metrics designed to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.
(2) If the Strategic Plan under paragraph (1) of this Article includes a proposed sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that shall be taken and the associated timeline to effect the implementation of that alternative.
(3) Within thirty (30) days following the Board’s receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Strategic Plan or to any subsequent update or amendment to the Strategic Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Strategic Plan. The Board shall review the effectiveness of the Strategic Plan and update the Strategic Plan to cover the next three (3) year period at least annually, but no later than April 1 of each year and more frequently if necessary or if required by the OCC in writing. The Board shall amend the Strategic Plan as needed or directed by the OCC. Any update or amendment to the Strategic Plan must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

(4) Until the Strategic Plan required under this Article has been submitted by the Bank for the Assistant Deputy Comptroller’s review, has received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and has been adopted by the Board, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed immediately before the effective date of this Agreement without first obtaining the Assistant Deputy Comptroller’s prior written determination of no supervisory objection to such significant deviation.
(5) The Bank may not initiate any action that significantly deviates from a Strategic Plan (that has received written determination of no supervisory objection from the Assistant Deputy Comptroller and has been adopted by the Board) without a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.
(6) Any request by the Bank for prior written determination of no supervisory objection to a significant deviation described in paragraphs (4) or (5) of this Article shall be submitted in writing to the Assistant Deputy Comptroller at least thirty (30) days in advance of the proposed significant deviation. Such written request by the Bank shall include an assessment of the effects of such proposed change on the Bank’s condition and risk profile, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed change.
(7) For the purposes of this Article, changes that may constitute a significant deviation include, but are not limited to, a change in the Bank’s markets, marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, asset composition and size, or funding strategy, any of which, alone or in the aggregate, may have a material effect on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material effect on the Bank’s operations or financial performance.

(8) Within thirty (30) days after the end of each quarter, a written evaluation of the Bank’s performance against the Strategic Plan shall be prepared by Bank management and submitted to the Board. Within fifteen (15) days after submission of the evaluation, the Board shall review the evaluation and determine the corrective actions the Board will require Bank management to take to address any identified shortcomings. The Board’s review of the evaluation and discussion of any required corrective actions to address any identified shortcomings shall be documented in the Board’s meeting minutes. Upon completion of the Board’s review, the Board shall submit to the Assistant Deputy Comptroller a copy of the evaluation as well as a detailed description of the corrective actions the Board will require the Bank to take to address any identified shortcomings.

ARTICLE IV
EARNINGS

(1) By September 30, 2025, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written earnings improvement program (“Earnings Program”) that contains measures, policies, and procedures designed to improve and sustain the earnings of the Bank. Refer to the "Earnings" booklet of the Comptroller's Handbook for related safe and sound principles. This Earnings Program shall include, at minimum, the following elements:

(a)	identification of the major areas in and means to improve the Bank's operating performance, which shall include, but not be limited to:

(i)	performing a line-by-line review of non-interest expenses, and development of a plan to improve non-interest expense management;

(ii)	developing a plan to improve non-interest income while complying with applicable consumer compliance laws and regulations;

(iii)	analyzing branch performance;

(iv)	analyzing the Bank’s use of technology and online presence to generate customers and revenue; and

(v)	analyzing executive and overall compensation;

(b)	realistic and comprehensive budgets, including projected balance sheets and income statements over the period covered by the Strategic Plan as required by Article III of this Agreement;

(c)	a budget review process to monitor the Bank's income and expenses, and to compare actual figures with budgetary projections at least quarterly;

(d)
development of action plans to address variances of 10% or more in budgeted performance resulting from the budget review process in subsection (c) of this paragraph. Amendments to the Earnings Plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection in accordance with paragraph (3) of this Article; and

(e)	a description of the operating assumptions that form the basis for major projected income and expense components.
(2) The Board shall revise the budget as a result of the budget review process detailed in paragraph (1) above, when appropriate, and submit the revised budget to the Assistant Deputy Comptroller upon completion. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect. The budget for each year shall be submitted on or before April 1, of the preceding year.

(3) Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Earnings Program or to any subsequent amendment to the Earnings Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Earnings Program. The Board shall review the effectiveness of the Earnings Program at least annually, but no later than April 1 of each year, and more frequently if necessary or if required by the OCC in writing, and amend the Earnings Program as needed or directed by the OCC. Any amendment to the Earnings Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.
ARTICLE V
GENERAL BOARD RESPONSIBILITIES
(1) The Board shall ensure that the Bank has timely adopted and implemented all corrective actions required by this Agreement, and shall verify that the Bank adheres to the corrective actions and they are effective in addressing the Bank’s deficiencies that resulted in this Agreement.
(2) In each instance in which this Agreement imposes responsibilities upon the Board, it is intended to mean that the Board shall:
(a)	authorize, direct, and adopt corrective actions on behalf of the Bank as may be necessary to perform the obligations and undertakings imposed on the Board by this Agreement;

(b)	ensure that the Bank has sufficient processes, management, personnel, control systems, and corporate and risk governance to implement and adhere to all provisions of this Agreement;

(c)	require that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities pertaining to or resulting from this Agreement;

(d)	hold Bank management and personnel accountable for executing their duties and responsibilities pertaining to or resulting from this Agreement;

(e)	require appropriate, adequate, and timely reporting to the Board by Bank management of corrective actions directed by the Board to be taken under the terms of this Agreement; and

(f)	address any noncompliance with corrective actions in a timely and appropriate manner.

ARTICLE VI
OTHER PROVISIONS

(1) As a result of this Agreement, pursuant to 12 C.F.R. § 5.51(c)(7)(ii), the Bank is in “troubled condition,” and is not an “eligible savings association” for purposes of 12 C.F.R.
§ 5.3, unless otherwise informed in writing by the OCC.

(2) This Agreement supersedes all prior OCC communications issued pursuant to 12 C.F.R. §§ 5.3 and 5.51(c)(7)(ii).

ARTICLE VII
CLOSING

(1) This Agreement is intended to be, and shall be construed to be, a “written agreement” within the meaning of 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the United States, the OCC, or any officer, employee, or agent of the OCC. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no officer, employee, or agent of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer, employee, or agent of any of those entities to a contract affecting the OCC’s exercise of its supervisory responsibilities.

(2) This Agreement is effective upon its issuance by the OCC, through the Comptroller’s duly authorized representative. Except as otherwise expressly provided herein, all references to “days” in this Agreement shall mean calendar days and the computation of any period of time imposed by this Agreement shall not include the date of the act or event that commences the period of time.

(3) The provisions of this Agreement shall remain effective and enforceable except to the extent that, and until such time as, such provisions are amended, suspended, waived, or terminated in writing by the OCC, through the Comptroller’s duly authorized representative. If the Bank seeks an extension, amendment, suspension, waiver, or termination of any provision of this Agreement, the Board or a Board-designee shall submit a written request to the Assistant Deputy Comptroller asking for the desired relief. Any request submitted pursuant to this paragraph shall include a statement setting forth in detail the special circumstances that warrant the desired relief or prevent the Bank from complying with the relevant provision(s) of the Agreement, and shall be accompanied by relevant supporting documentation. The OCC’s decision concerning a request submitted pursuant to this paragraph, which will be communicated to the Board in writing, is final and not subject to further review.

(4) The Bank will not be deemed to be in compliance with this Agreement until it has adopted, implemented, and adhered to all of the corrective actions set forth in each Article of this Agreement; the corrective actions are effective in addressing the Bank’s deficiencies; and the OCC has verified and validated the corrective actions. An assessment of the effectiveness of the corrective actions requires sufficient passage of time to demonstrate the sustained effectiveness of the corrective actions.

(5) Each citation, issuance, or guidance referenced in this Agreement includes any subsequent citation, issuance, or guidance that replaces, supersedes, amends, or revises the referenced cited citation, issuance, or guidance.

(6) No separate promise or inducement of any kind has been made by the OCC, or by its officers, employees, or agents, to cause or induce the Bank to enter into this Agreement.

(7) All reports, plans, or programs submitted to the OCC pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

                             Assistant Deputy Comptroller, New York Field Office, at occny@occ.treas.gov

(8) The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his duly authorized representative, has hereunto set his signature on behalf of the Comptroller.
/s/ Jason Sisack
Jason Sisack
Assistant Deputy Comptroller New York Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of Carver Federal Savings Bank have hereunto set their signatures on behalf of the Bank.
/s/ Donald Felix Donald Felix	May 14, 2025 Date

/s/ Colvin Grannum Colvin Grannum	May 14, 2025 Date

/s/ Pazel Jackson Pazel Jackson	May 14, 2025 Date

/s/ Lewis Jones Lewis Jones	May 14, 2025 Date

/s/ Jillian Joseph Jillian Joseph	May 14, 2025 Date

/s/ Kenneth Knuckles Kenneth Knuckles	May 14, 2025 Date

/s/ Craig C. Mackay Craig C. Mackay	May 14, 2025 Date

/s/ Robin Nunn Robin Nunn	May 14, 2025 Date